Exhibit 21.1

Subsidiaries of KBS Growth & Income REIT, Inc. as of December 20, 2016

KBS Growth & Income Limited Partnership
KBS Growth & Income REIT Holdings LLC
KBSGI 421 SW 6th Avenue, LLC
KBSGI 6001 Shellmound Street, LLC
KBSGI Offices At Greenhouse, LLC
KBSGI REIT Acquisition I, LLC
KBSGI REIT Acquisition II, LLC
KBSGI REIT Acquisition III, LLC
KBSGI REIT Acquisition IV, LLC
KBSGI REIT Properties, LLC
KBSGI Von Karman Tech, LLC